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                                                                      EXHIBIT 99

                                                                 [PULITZER LOGO]

FOR IMMEDIATE RELEASE


                     PULITZER INC. COMPLETES ACQUISITION OF
                     SUBURBAN JOURNALS OF GREATER ST. LOUIS

     ST. LOUIS, August 10, 2000 -- Pulitzer Inc. (NYSE:PTZ) announced today that it has completed the acquisition of the Suburban Journals of Greater St. Louis from the Journal Register Company (NYSE:JRC). The purchase, which includes 38 weekly papers, the Ladue News and various niche publications serving the St. Louis metropolitan area, was announced on June 26, 2000.

     "We are pleased that we were able to complete this acquisition quickly, and we can now get about the business of making the Suburban Journals even better community newspapers," said Robert C. Woodworth, president and chief executive officer. "Pulitzer is committed to enhancing the Suburban Journals' already strong coverage of local community news. We believe that making these papers more compelling for readers will also make them more attractive to advertisers."

     The purchase price for the Suburban Journals is $165 million, which brings Pulitzer's recent investment in the St. Louis area to $471 million. "This transaction, together with the agreement we announced in May to increase our interest in the results of the operations of the St. Louis Post-Dispatch, clearly demonstrate our commitment to and belief in the future of the St. Louis area, home of our corporate headquarters," Woodworth said. "Pulitzer began in St. Louis which has long been one of our primary markets, and these transactions strengthen that connection."

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Pulitzer Suburban Journal closing


     Woodworth noted that Pulitzer plans to operate the Suburban Journals and the St. Louis Post-Dispatch as independent organizations, each with its own editorial voice and specific areas of focus. "We strongly believe that maintaining the independence of the two properties is in the best interests of Pulitzer and the community," he said.

     Pulitzer Inc. is engaged in newspaper publishing and related new media activities. The Company's newspaper operations include two major metropolitan dailies, the St. Louis Post-Dispatch and the Arizona Daily Star in Tucson, Arizona, and 12 other dailies: The Pantagraph, Bloomington, Ill.; The Daily Herald, Provo, Utah; the Santa Maria Times, Santa Maria, Calif.; The Napa Valley Register, Napa, Calif.; The World, Coos Bay, Ore.; The Hanford Sentinel, Hanford, Calif.; the Arizona Daily Sun, Flagstaff, Ariz.; the Troy Daily News, Troy, Ohio; The Daily Chronicle, DeKalb, Ill.; The Garden Island, Lihue,
Hawaii; the Daily Journal, Park Hills, Mo.; and The Daily News, Rhinelander,
Wisc.

     Pulitzer Inc. also engages in a variety of new media and interactive initiatives, including Web sites related to the newspapers in St. Louis and Tucson and a number of its other dailies. Pulitzer Inc. is the successor to the company originally founded by Joseph Pulitzer in St. Louis in 1878.

     For further information, contact James V. Maloney, director of shareholder relations, Pulitzer Inc. at (314) 340-8402.